Exhibit 2.6

                      IN THE UNITED STATES BANKRUPTCY COURT

                          FOR THE DISTRICT OF DELAWARE

In re                                        )
                                             )          Chapter 11
PLANET HOLLYWOOD                             )
INTERNATIONAL, INC., et al.                  )          Case No. 99-3612 (JJF)
                                             )
                           Debtors.          )          (Jointly Administered)


                NOTICE OF ENTRY OF CONFIRMATION ORDER, OCCURRENCE

               OF EFFECTIVE DATE, AND BAR DATES FOR CERTAIN CLAIMS

         PLEASE TAKE NOTICE that on January 26, 2000 the United States Bankruptcy Court for the District of Delaware entered an order (the "Confirmation Order") confirming the First Amended Joint Plan of Reorganization dated December 13, 1999 (the "Plan") of the above-captioned entities, formerly debtors and debtors-in-possession (collectively, the "Reorganized Debtors"). On March 20, 2000, the Bankruptcy Court entered an Order Approving Documentation Implementing Consummation of the Debtors' Plan of Reorganization ("Plan Documentation Order"), and on May 8, 2000, the Bankruptcy Court signed an order, inter alia, approving modification of the Plan Documentation Order ("Modification Order"). Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Plan.

         PLEASE TAKE FURTHER NOTICE that the Effective Date of the Plan, as defined therein, occurred on May 9, 2000.

         PLEASE TAKE FURTHER NOTICE that the Confirmation Order, Plan Documentation Order and Modification Order are available for inspection in the Office of the Clerk of the United States Bankruptcy Court located at the United States Bankruptcy Court, 5th Floor, Marine Midland Plaza, 824 Market Street, Wilmington, Delaware 19801, or may be obtained by requesting same from Rose Serrette at Stroock & Stroock & Lavan, LLP, 180 Maiden Lane, New York, New York 10038, telephone number (212) 806-5400, e-mail rserrette@stroock.com.


         PLEASE TAKE FURTHER NOTICE that pursuant to the Plan and Confirmation Order, all Professionals retained by any Debtor and any other Entities (other than Professionals retained by the Old Indenture Trustee, but including professionals retained pursuant to the Ordinary Course Professionals Order to the extent their request for compensation or reimbursement of expenses exceeds $75,000) requesting compensation or reimbursement of expenses pursuant to Sections 327, 328, 330, 331, or 503(b) of the Bankruptcy Code for services rendered before the Confirmation Date (including, without limitation, any compensation requested by any

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Professional or any other Entity for making a substantial contribution in the
Chapter 11 Cases) shall file with the Court and serve on (i) Planet Hollywood International, Inc., 8669 Commodity Circle, Orlando Florida 32819, attention:
General Counsel, (ii) the undersigned counsel and co-counsel to the Reorganized Debtors, (iii) the Creditors' Committee counsel, Willkie Farr & Gallagher, 787 Seventh Avenue, New York, New York 10019, attention: Steven Wilamowsky, Esq., and (iv) the Office of the United States Trustee, 601 Walnut Street, Curtis Center, Suite 950 West, Philadelphia, Pennsylvania 19106, attention: Frank Perch, Esq., an application for final allowance of compensation and reimbursement of expenses no later than June 8, 2000. Any Professional or other person that fails to timely file an application for allowance shall be forever barred from asserting such Claims against the Reorganized Debtors.

         PLEASE TAKE FURTHER NOTICE that pursuant to the Plan and the Confirmation Order, any Claim for damages arising by reason of the rejection of an executory contract or unexpired lease pursuant to the Plan, if not previously evidenced by a Filed proof of claim or barred by a Final Order shall be forever barred and shall not be enforceable against the Debtors, the Reorganized Debtors or their successors or assigns or their properties or agents, unless a proof of claim is filed with the Bankruptcy Court and served on (i) Donlin, Recano & Company, Inc., 419 Park Avenue South, Suite 1206, New York, New York 10016, and
(ii) Planet Hollywood International, Inc., 8669 Commodity Circle, Orlando, Florida 32819, attention: General Counsel, no later than June 8, 2000.

Dated:   May 16, 2000

                                STROOCK & STROOCK & LAVAN, LLP
                                Robin E. Keller
                                180 Maiden Lane
                                New York, New York 10038
                                (212) 806-5400
                                Counsel to the Reorganized Debtors

                                                          -and-

                                 YOUNG CONAWAY STARGATT & TAYLOR, LLP


                                 Pauline K. Morgan (No. 3650)
                                 M. Blake Cleary (No. 3614)
                                 11th Floor, Rodney Square North
                                 P.O. Box 391
                                 Wilmington, Delaware 19899-0391
                                 (302) 571-6600
                                 Co-Counsel to the Reorganized Debtors